Skillz Q2 2022 Stockholder Letter

August 3, 2022

Fellow Stockholders,

In the second quarter of 2022, we focused on repositioning the company for profitability. We successfully cut underperforming investments and unprofitable revenue programs. Our Net Loss decreased by 59% from $148.1 million in Q1 to $60.6 million in Q2 2022. Adjusted EBITDA1 decreased by 48% quarter-over-quarter2 from a loss of $61.0 million in Q1 to a loss of $31.6 million in Q2. Our revenue was $73.3 million, which represents a decrease of 22% versus the prior quarter, as a result of our focus on profitable revenue programs. Engagement marketing as a percentage of revenue improved from 45% in Q1 to 41% in Q2 by eliminating certain low-return user incentives. This resulted in Revenue After Engagement Marketing (RAEM)3 increasing as a percentage of revenue from 55% in Q1 to 59% in Q2. We lowered our user acquisition (UA) marketing spend by 49% quarter-over-quarter, which drove a reduction in our user acquisition cost and operating expenses.

We entered the year focused on driving greater impact on our player and developer experience through product-led initiatives. Although we did not make as much progress as we wanted to in the second quarter, we did achieve important milestones in our initiatives surrounding cloud gaming and the core user experience. On cloud gaming, we activated the technology in a controlled public beta test. We also launched an early version of the core user experience where the “play” and “versus” screens are now live in our own game and the development of the “results” screen remains on track for later this year.

Our focus on profitability, including reducing end-user discounts and engagement marketing incentives, resulted in a 26% reduction in Paying Monthly Active Users (PMAU). This reduction in PMAU was driven in large part by a reduction in end-user-discounts, including engagement marketing, that were not driving profitable revenue.

Beyond reductions in unprofitable revenue programs, second quarter revenue and RAEM were negatively impacted by lower retention from some of our mature cohorts of users. We believe this was driven primarily by:

•Users cheating on our platform: We have seen increased instances of users cheating on our platform including abusing system discounts and incentives. For example, we identified certain users in countries such as the Philippines who were abusing our friend referral program.
•Past product changes: We have seen a delay in achieving the expected results from our 2022 first half product initiatives. Additionally, some of the product changes we made
1 Adjusted EBITDA is a non-GAAP metric; for a reconciliation of this measure against its most comparable GAAP metric, please see the appendix to this letter.
2 Quarter-over-quarter refers to changes on a sequential basis between Q1 2022 and Q2 2022.
3 Revenue After Engagement Marketing (RAEM) is a non-GAAP metric; for reconciliation of this measure against its most comparable GAAP metric, please see the appendix to this letter.

over the past 18 months, such as modifications to users’ deposit options, did not achieve the results we were anticipating. Changes such as these may have caused some users to deposit less or to play less frequently over time. We are working to roll back some past changes while continuing to test product refinements that improve the user experience and increase engagement.

While our product roadmap is not changing, we are making team and process changes that we believe will accelerate feature development and improve yield from our new product releases. We believe that having a physically distributed workforce over the last two years has made it challenging for our teams to collaborate and drive the desired results. We are working on bringing our teams together in person and we remain very excited about the potential for product-led initiatives to drive a better experience for both players and developers.

Team Announcements

During Q2, the company was excited to announce three new members to the Skillz family.

Veteran finance executive Jason Roswig has been hired as our President and Chief Financial Officer. He will be in charge of driving financial and operational excellence at Skillz. Roswig joins from Blackstone, where he served as a Managing Director and oversaw the financial and operating performance of Blackstone’s technology portfolio. Prior to that, he served as an Expert Associate Partner in McKinsey & Company's Corporate Finance and Organization practices, providing and implementing recommendations on growth, mergers & acquisitions, and post-close value creation opportunities. Prior to McKinsey, Roswig spent 12 years at the General Electric Company in a variety of Finance and Corporate Development executive roles in the United States, Germany, and China.
Valerie Texin has been hired as CFO, Competition Platform to drive financial excellence for our core business. She brings with her vast knowledge in the entertainment industry and is the third woman to join the c-suite at Skillz. Texin previously led Content FP&A at Netflix and was CFO & SVP Finance, for NBCUniversal’s International Studios.
Shari Glazer, an entrepreneur and a globally-recognized philanthropist, joined the Skillz Board of Directors and serves as the second woman director to be elected. In addition to being Chief Executive Officer of Kalos Labs, a digital assets and blockchain platform for global brands, Shari Glazer is the founder of US DIGITAL Trust, which manages a diverse portfolio of private investments across the digital assets industry. The Glazer family has also owned the Tampa Bay Buccaneers franchise since 1995, helping steer the team to Super Bowl victory in 2021, and British soccer powerhouse Manchester United, which they acquired in 2006.

In addition, we have two departures to announce. First, our Chief Product Officer, Vatsal Bhardwaj, will be transitioning out of the Company; we thank him for his contributions. Following his departure, our deep product bench will be taking on expanded roles and Andrew Paradise, who successfully built the platform, will be leading the team. Second, Christopher Gaffney, a member of our Board of Directors, has resigned following approximately a year and a half tenure. We thank Chris for his service and wish him the best in his future endeavors; his replacement on the Board of Directors will be announced soon.

Business Highlights

Improving Marketing Efficiency to Achieve Profitable Growth

With regards to marketing efficiency, we made progress in the quarter but our work is not yet complete. In Q2, we reduced engagement marketing as a percentage of revenue from 45% in Q1 to 41%, driven by the continued elimination of low-return user incentive programs. We plan to continue optimizing engagement marketing by eliminating more low-return programs through A/B testing, as well as driving deeper user engagement through owned communication channels.

We also drove a double digit reduction in our user acquisition cost through a combination of paid network optimization and organic traffic growth. However, we still see material opportunity to reduce our payback periods, which is why we reduced our UA marketing spend by 49% quarter-over-quarter. We expect a sequential reduction in UA spend next quarter, while we focus on expanding player lifetime value. We will also continue to grow our organic traffic channels and migrate more spend to Aarki which will help keep our payback periods short even at higher levels of UA spend.

Enabling More Gamers to Experience and Share the Skillz Experience

In Q2, Skillz advanced our cloud gaming initiative by activating the technology in Diamond Strike (our own game that we use for testing new features and technologies) in a controlled public beta test. The next milestone for this initiative will include the collection of additional user onboarding data through limited UA testing and continued refinement of the infrastructure technology and gameplay experience.

Cloud gaming is a type of online competition that runs video games on remote servers and streams them directly to a user’s device. Our cloud gaming technology will enable us to reach gamers regardless of whether they are on an iOS or Android device or on any computer in the world – dramatically reducing friction during the onboarding experience, improving game discovery, and increasing game sharing among players. We expect this technology, when complete, to both grow user life-time value (LTV) and lower UA costs.

Partnering with Brands to Create Unique Fan Experiences and Expand Our Distribution Channels

In Q2, we tested soft-launch marketing campaigns for the three NFL and Skillz Developer Challenge finalist games. Based on the results of these campaigns, the finalist developers are iterating their content to scale the performance ahead of a winner being declared. We continue to believe this multi-year partnership could introduce hundreds of millions of NFL fans to our leading competition platform, and as such, will continue supporting our developer partners until they have metrics that enable them to successfully scale their games through joint marketing efforts between Skillz and the NFL.

We continue to see a significant long-term opportunity to forge partnerships with brands, giving our developer community access to unique IP and helping brand advertisers who are seeking new ways to engage with their fans online. We hope to share an update regarding our UFC partnership in Q3 and plan to continue growing our partnership roster to expand the value proposition of the Skillz platform.

Investing in Products to Drive Profitable Growth

We reached an important development milestone in Q2 for refreshing the core user experience. This refresh will update the core product experience including our “play,” “versus,” and “results” screens, with a more modern look and feel. We believe this will provide players with a more inviting experience and increase trust in the platform, which we believe will lead to better user retention and payor conversion rates.

In Q2, we launched an early version of the core user experience to Diamond Strike. The early versions of the “play” and “versus” screens are now live and the development of the “results” screen remains on track for later this year. We plan to complete development of the core user experience refresh before rolling it out system-wide.

Operational Overview

RAEM and Paying MAU Decline

In Q2, Skillz decreased RAEM by 16% quarter-over-quarter, driven by a 26% decrease in Paying MAU and offset in part by a 6% increase in Monthly ARPPU. Our Paying MAU declined, in large part due to a reduction in end-user-discounts, including engagement marketing, that were not driving profitable revenue. We expect this decline in PMAU to continue through the end of the year followed by a recovery in 2023 as the Company increases profitability and revenue per monthly active user. PMAU was also lower as a result of our decreased UA marketing spend, which we expect to further reduce in Q3.

The primary cause for the sequential decline in RAEM was lower retention from some of our mature cohorts of users. We believe the main drivers of this were a mix of instances of users cheating on our platform and past product modifications.

Adjusted EBITDA and Marketing Efficiency

In Q2, we improved our Adjusted EBITDA by $29.4 million, or 48%, to $(31.6) million,from $(61.0) million quarter-over-quarter. We reduced UA marketing spend in Q2 by $29.0 million or 49% quarter-over-quarter to $30.7 million. We also reduced certain low-return engagement marketing programs in Q2 to 41% of revenue from 45% of revenue in Q1 and plan to continue optimizing these programs through A/B testing. We reorganized several departments company-wide to drive execution and focus, speed up decision-making, and further business outcomes. As part of that restructuring, we eliminated about 10% of the employee base. This will help further position us for long-term success. We expect to continue to reduce overall operating expenses over the remainder of this year.

Financial Results

Revenue

Q2 2022 revenue was $73.3 million, down 18% year-over-year. This was driven by a 9% decline in Paying MAU year-over-year. Our payor conversion rate, which is our Paying MAU divided by our MAU, was 19%, consistent with the prior year period. The 35% decrease in UA marketing and 32% decrease in engagement marketing year-over-year contributed to the decline in Paying MAU. On a sequential basis, revenue decreased by 22% from $93.4 million in the prior quarter. Q2 2022 RAEM was $42.9 million, down 4% year-over-year. On a sequential basis, RAEM decreased by 16% from $51.3 million in the prior quarter. As discussed in the Operational Overview above, we believe the primary driver of the sequential decline in revenue and RAEM was lower retention from some of our mature cohorts of users, which we believe was caused by a combination of instances of users cheating on our platform and past product modifications.

Gross Profit

Q2 2022 Gross Profit was $64.3 million, down 24% year-over-year. This represented 88% of revenue, 7 percentage points lower year-over-year due to Aarki consolidation and increased server and end user support software costs. On a sequential basis, Gross Profit decreased by 24% from $84.2 million in the prior quarter.

Research and Development

Q2 2022 Research and Development was $18.5 million, up 83% year-over-year. This amount includes $3.2 million of stock-based compensation expense and $1.0 million in restructuring charges. On a non-GAAP basis, Research and Development was 20% of revenue, an 11 percentage point increase from 9% year-over-year, driven by investment in headcount costs to support the investments in new features and infrastructure. On a sequential basis, Research and Development increased 3 percentage points from 17% of revenue in the prior quarter. For the rest of 2022, we anticipate that our focus will be leveraging our current employees, rather than aggressively growing headcount.

Sales and Marketing

Q2 2022 Sales and Marketing was $73.2 million, down 26% year-over-year. We invested in Sales and Marketing to drive growth and scale. This amount includes $1.6 million of stock-based compensation and $0.9 million in restructuring charges. On a non-GAAP basis, Sales and Marketing was 96% of revenue, a 12 percentage point decrease from 108% year-over-year. On a sequential basis, Sales and Marketing as a percentage of revenue decreased 26 percentage points from 122% of revenue quarter-over-quarter.

Sales and Marketing is primarily composed of UA marketing and engagement marketing. Engagement marketing programs are designed to improve the engagement and monetization of existing users on the platform, and is primarily composed of certain bonus cash programs and league payouts. UA marketing programs are designed to bring new users to the platform, and consist primarily of media spend to acquire users from digital ad networks.

Q2 2022 UA marketing was $30.7 million, down 35% year-over-year. This was 42% of revenue, an 11% percentage point decrease from 53% year-over-year, as we continue to optimize and scale our campaigns. On a sequential basis, UA marketing as a percentage of revenue decreased 22 percentage points from 64% of revenue in the prior quarter. This was driven by scaling back UA investment and improved efficiency.

Q2 2022 Engagement marketing was $30.4 million, down 32% year-over-year. This was 41% of revenue, a 9 percentage point decrease from 50% year-over-year. On a sequential basis, engagement marketing as a percentage of revenue decreased 4 percentage points from 45% of revenue quarter-over-quarter. This was driven by reducing low-return user incentive programs.

General and Administrative

Q2 2022 General and Administrative was $26.7 million, up 5% over the prior year period. This amount includes $9.0 million in stock-based compensation, $1.1 million of restructuring charges and $(0.1) million in one-time nonrecurring expenses. On a non-GAAP basis, General and Administrative was 23% of revenue, a 9 percentage point increase from 14% in the prior year period, driven by investment in headcount. On a sequential basis, General and Administrative as a percentage of revenue increased 2 percentage points from 21% of revenue in the prior quarter. As noted earlier, we do not anticipate that we will grow headcount significantly during the rest of the year.

Net Loss

Q2 2022 Net Loss decreased to $60.6 million from $79.6 million in Q2 2021.

Adjusted EBITDA

Q2 2022 Adjusted EBITDA was $(31.6) million, flat year-over-year. This was primarily driven by our UA Marketing decreasing by $16.3 million and engagement marketing being $14.5 million lower year-over-year. Adjusted EBITDA excludes the impact of $2.9 million and $(0.1) million in restructuring charges and other nonrecurring items, respectively. Adjusted EBITDA margin was (43)%, an 8 percentage point decrease from (35)% year-over-year. On a sequential basis, Adjusted EBITDA was $29.4 million higher than the prior quarter. Adjusted EBITDA margin was 22 percentage points higher than (65)% quarter-over-quarter.

Balance Sheet

We ended the second quarter with $589.6 million of cash, cash equivalents and marketable securities, and $300.0 million of debt outstanding.

Outlook/Guidance

As we reposition the company for profitability, we are lowering our full-year 2022 revenue guidance to $275 million. In light of the slower than anticipated velocity of new product development in H1, our full-year guidance also does not assume any benefit from the impact of future product initiatives. Our revised guidance assumes engagement marketing as a percentage of revenue of approximately 42% and implies our RAEM will be $160 million. Based on the revised revenue and RAEM guidance, we expect to achieve a full year 2022 Adjusted EBITDA margin of approximately -56%.

We anticipate quarterly revenue and RAEM in the second half of the year to be lower, but to stabilize towards the end of the year. For UA marketing, we expect to reduce spend to the range of $17.5 million to $22.5 million next quarter and then expect to hold spend roughly flat through Q4. We anticipate engagement marketing as a percentage of revenue to continue to decline in Q3 and Q4 as we look to further remove low-return initiatives. We anticipate making further progress in reducing overall operating expenses in the second half of the year. Lastly, we are monitoring the macroeconomic environment closely for potential impact on user spending and will be prepared to take any additional actions necessary to protect our path to profitability.

Closing

Our efforts to reposition the company for profitability are well underway. In Q2, we reduced our losses by nearly $90 million while reducing RAEM by only $8.4 million. While the scope of our ambitions and drive of our team always leaves us wishing we had accomplished more, we made progress towards our long term goals. We remain incredibly excited about the long-term opportunity to transform the existing $92 billion mobile gaming market through competition.

We are on a multi-decade journey to build the home of competition for all. Being a platform based solution is our competitive advantage, especially in a cluttered marketplace that focuses on specific games, whether through new content or replicating existing ones. This advantage will be our runway to success and driver for future growth.

Thank you for your support, patience, and understanding as we continue on this journey.

Game on!
Andrew Paradise
Founder & CEO

Use of Non-GAAP Financial Measures

In this letter, the Company includes Adjusted EBITDA, RAEM and Non-GAAP Operating Expenses (namely Non-GAAP Sales and Marketing and Non-GAAP General and Administrative), which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. As required by the rules of the Securities and Exchange Commission (“SEC”), the Company has provided herein a reconciliation of the non-GAAP financial measures contained in this letter to the most directly comparable measures under GAAP. The Company’s management believes Adjusted EBITDA and Non-GAAP Operating Expenses are useful in evaluating its operating performance and are similar measures reported by publicly-listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. Further, the Company’s management believes that RAEM is a useful measure to enable investors to better measure the Company’s progress in optimizing engagement marketing and the core growth rate of the Company’s business. Adjusted EBITDA is not intended to be a substitute for net income/loss or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. RAEM is not intended to be a substitute for GAAP revenue or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Further, Non-GAAP Operating Expenses are not intended to be a substitute for GAAP Operating Expenses or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

The Company defines and calculates Adjusted EBITDA as net loss before interest, other non-operating income or expense, provision for (benefit from) income taxes, and depreciation and amortization, and further adjusted for stock-based compensation and other special items determined by management, including, but not limited to, fair value adjustments for certain financial liabilities associated with debt and equity transactions, impairment charges, acquisition related expenses for transaction costs, certain loss contingency accruals and restructuring charges. The Company defines and calculates RAEM based on the Company’s consolidated revenue less engagement marketing expenses included in sales and marketing expenses. The Company defines and calculates Non-GAAP Operating Expenses as GAAP Operating Expenses adjusted for stock-based compensation, one-time transaction expenses and other special items determined by management, including, but not limited to acquisition-related expenses for transactions costs, certain loss contingency accruals and restructuring charges, as they are not indicative of business operations.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis as it is unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking U.S. GAAP financial measure that have not yet occurred, are out of the Company’s control and/or cannot be reasonable predicted. Forward-looking non-GAAP financial measures provided without the most directly comparable U.S. GAAP financial measures may vary materially from the corresponding U.S. GAAP financial measures.

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: realize the benefits expected from the business combination; effectively compete in the global entertainment and gaming industries; attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; comply with laws and regulations applicable to its business; and as well as other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under “Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts:
Investors: ir@skillz.com

Skillz Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except for number of shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$73,335	$89,491	$166,773	$173,168
Costs and expenses:
Cost of revenue	9,020	4,386	18,285	8,642
Research and development	18,529	10,140	37,182	17,422
Sales and marketing	73,185	99,523	190,517	195,846
General and administrative	26,712	25,432	119,504	52,716
Total costs and expenses	127,446	139,481	365,488	274,626
Loss from operations	(54,111)	(49,990)	(198,715)	(101,458)
Interest expense, net	(7,596)	(25)	(15,753)	(49)
Change in fair value of common stock warrant liabilities	1,023	(29,595)	5,485	(31,703)
Other income (expense), net	(82)	80	(108)	130
Loss before income taxes	(60,766)	(79,530)	(209,091)	(133,080)
Provision for (benefit from) income taxes	(155)	65	(367)	107
Net loss	$(60,611)	$(79,595)	$(208,724)	$(133,187)
Net loss per share attributable to common stockholders – basic and diluted	$(0.15)	$(0.21)	$(0.52)	$(0.36)
Weighted average common shares outstanding – basic and diluted	408,157,735	385,945,332	404,923,522	371,519,800

Other comprehensive loss:
Change in unrealized loss on available-for-sale investments, net of tax	(577)	—	(2,623)	—
Total other comprehensive loss:	(577)	—	(2,623)	—
Comprehensive loss	$(61,188)	$(79,595)	$(211,347)	$(133,187)

Skillz Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except for number of shares and par value per share amounts)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$169,989	$241,332
Marketable securities, current	300,479	319,055
Accounts receivable, net	10,630	13,497
Prepaid expenses and other current assets	21,414	16,704
Total current assets	502,512	590,588
Property and equipment, net	7,096	9,988
Operating lease right-of-use assets, net	13,314	14,511
Marketable securities, non-current	119,145	182,629
Non-marketable equity securities	55,649	55,649
Intangible assets, net	70,995	79,137
Goodwill	86,436	86,845
Other long-term assets	3,756	3,478
Total assets	$858,903	$1,022,825
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,695	$19,753
Operating lease liabilities, current	1,846	2,110
Other current liabilities	54,838	64,969
Total current liabilities	58,379	86,832
Operating lease liabilities, non-current	12,744	13,567
Common stock warrant liabilities, non-current	808	6,293
Long-term debt, non-current	280,905	278,889
Other long-term liabilities	1,180	13,544
Total liabilities	354,016	399,125
Commitments and contingencies
Stockholders’ equity:
Preferred stock $0.0001 par value; 10 million shares authorized — 0 issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock $0.0001 par value; 625 million shares authorized; Class A common stock – 500 million shares authorized; 350 million and 340 million shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively; Class B common stock – 125 million shares authorized; 69 million shares issued and outstanding as of June 30, 2022 and December 31, 2021	41	40
Additional paid-in capital	1,136,133	1,043,600
Accumulated other comprehensive loss	(2,871)	(248)
Accumulated deficit	(628,416)	(419,692)
Total stockholders’ equity	504,887	623,700
Total liabilities and stockholders’ equity	$858,903	$1,022,825

Skillz Inc.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(60,611)	$(79,595)	$(208,724)	$(133,187)
Interest expense, net	7,596	25	15,753	49
Stock-based compensation(3)	13,820	15,774	91,745	26,719
Change in fair value of common stock warrant liabilities	(1,023)	29,595	(5,485)	31,703
(Benefit from) provision for income taxes	(155)	65	(367)	107
Depreciation and amortization	5,846	547	11,384	1,102
Other expense (income), net	82	(80)	108	(130)
Restructuring charges(4)	2,933	—	2,933	—
One-time nonrecurring expenses (1)(2)	(93)	2,090	26	10,929
Adjusted EBITDA	$(31,605)	$(31,579)	$(92,627)	$(62,708)

(1) For the three and six months ended June 30, 2022, amounts represent one-time nonrecurring expenses related to IPO bonuses for certain employees, net of amounts forfeited by terminated employees.

(2) For the three and six months ended June 30, 2021, amounts represent one-time nonrecurring expenses related to the follow-on offering, Aarki acquisition, and executive severance expense..

(3) For the six months ended June 30, 2022, amount includes stock-based compensation recorded for the cancellation of the Chief Executive Officer’s award of 16,119,640 performance share units granted on September 14, 2021 (the “CEO Performance Stock Units”).

(4) For the three and six months ended June 30, 2022, amount includes restructuring charges related to employee termination benefits.

Skillz Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Research and development	$18,529	$10,140	$37,182	$17,422
Less: stock-based compensation	(3,157)	(2,215)	(5,511)	(3,422)
Less: one-time nonrecurring expenses(3)	—	(139)	—	(277)
Less: restructuring charges(4)	(977)	—	(977)	—
Non-GAAP research and development	$14,395	$7,786	$30,694	$13,723

Sales and marketing	$73,185	$99,523	$190,517	$195,846
Less: stock-based compensation	(1,642)	(2,550)	(4,522)	(4,388)
Less: one-time nonrecurring expenses(3)	—	(131)	—	(263)
Less: restructuring charges(4)	(906)	—	(906)	—
Non-GAAP sales and marketing	$70,637	$96,842	$185,089	$191,195

General and administrative	$26,712	$25,432	$119,504	$52,716
Less: stock-based compensation(1)	(9,021)	(11,009)	(81,712)	(18,909)
Less: one-time nonrecurring expenses(2) (3)	93	(1,820)	(26)	(10,389)
Less: restructuring charges	(1,050)	—	(1,050)	—
Non-GAAP general and administrative	$16,734	$12,603	$36,716	$23,418

(1) For the six months ended June 30, 2022, amount includes stock-based compensation recognized for the cancellation of the CEO Performance Stock Units.

(2) For the six months ended June 30, 2022, amounts represent one-time nonrecurring expenses related to IPO bonuses for certain employees. net of amounts forfeited by terminated employees.

(3) For the three and six months ended June 30, 2021, amounts represent transaction expenses related to the follow-on offering.

(4) For the three months ended June 30, 2022, amount includes restructuring charges related to employee termination benefits.

Skillz Inc.
Reconciliation of GAAP Revenue to Revenue After Engagement Marketing
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$73,335	$89,491	$166,773	$173,168
Less: Sales and marketing - engagement marketing	30,404	44,946	72,500	80,932
Revenue after engagement marketing(1)	$42,931	$44,545	$94,273	$92,236

(1) “Revenue After Engagement Marketing” or “RAEM” means consolidated revenue less engagement marketing expenses included in sales and marketing expense.

Skillz Inc.
Supplemental Financial Information
(Unaudited, in millions, except ARPU and ARPPU)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Monthly active users (“MAUs”)(1)	2.2	2.4	2.7	2.5
Average revenue per user (“ARPU”)(2)	$10.94	$12.46	$10.29	$11.44
Paying monthly active users (“PMAUs”)(3)	0.42	0.46	0.50	0.47
Average revenue per paying user (“ARPPU”)(4)	$58.04	$64.36	$56.39	$62.06
Gross marketplace volume (“GMV”)(5)	$432	$609	$984	$1,175
Revenue after engagement marketing (“RAEM”)(6)	$43	$45	$94	$92

(1) “Monthly Active Users” or “MAUs” means the number of end-users who entered into a paid or free contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(2) “Average Revenue Per Monthly Active User” or “ARPU” means the average revenue in a given month divided by MAUs in that month, averaged over the period.

(3) “Paying Monthly Active Users” or “PMAUs” means the number of end-users who entered into a paid contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(4) “Average Revenue Per Paying Monthly Active User” or “ARPPU” means the average revenue in a given month divided by PMAUs in that month, averaged over the period.

(5) “GMV” or “Gross Marketplace Volume” means the total entry fees paid by users for contests hosted on Skillz’s platform. Total entry fees include entry fees paid by end-users using cash deposits, prior cash winnings from end-users’ accounts that have not been withdrawn, and end-user incentives used to enter paid entry fee contests.

(6) “Revenue After Engagement Marketing” or “RAEM” means consolidated revenue less engagement marketing expenses included in sales and marketing expense.